UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☑

Filed by a party other than the Registrant ☐

CHECK THE APPROPRIATE BOX:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Air Products and Chemicals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):

☑	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On December 20, 2024, Air Products and Chemicals, Inc. (the “Company”) made the following post to its social media platform:

Also on December 20, 2024, the Company uploaded the following note to its employees to its intranet site:

Confused about how to vote your Air Products shares in the proxy contest with activist investor Mantle Ridge?

Here’s what you need to know!

Because this is a contested director election, Air Products shareholders will receive proxy materials from both Air Products (WHITE card) and activist investor Mantle Ridge (BLUE card). You will receive the materials either in e-mail form or in print form, depending on how your account preferences are set up with your broker. Even if you plan to attend/listen into the meeting, it’s important that you submit your proxy promptly.

•   If you hold Air Products shares in more than one account, you will receive communications for each account. Each account has a unique control number, so you need to vote each control number to have all your shares voted and counted.

•  You should ONLY vote the WHITE card, and Air Products’ leadership team strongly encourages you to vote ONLY “FOR” each of the nine highly qualified Air Products’ Nominees.

•   Please discard any BLUE proxy card you may receive from Mantle Ridge.

•   If you voted on a BLUE card, you can change that by voting again on the WHITE card.

• Only the latest-dated instruction will get cast at the meeting. There’s no harm in voting the WHITE card again if you’re not sure.

You may receive additional voting reminders in the coming weeks from both Air Products and Mantle Ridge, but if you have already voted for each account where you hold shares, there is no need to take additional action.

If you need assistance voting your shares, visit How to Vote | Vote Air Products for instructions, or you can contact our proxy solicitor, Innisfree M&A at 1(877) 750-0537 (toll-free from the U.S. and Canada) or +1 (412) 232-3651 (from other countries).